EXHIBIT 99.1

Questions and Answers About Share Ownership in Old Kent

What is OK Invest Direct?

OK Invest Direct is Old Kent's direct stock purchase and dividend reinvestment plan.

What Are the Advantages of OK Invest Direct?

If you enroll in OK Invest Direct, then all of your future cash dividends will be automatically reinvested in shares of Old Kent common stock at the then-current market price with no brokerage commission, fee, or service charge. Your ownership interest in Old Kent will grow as cash dividends are reinvested. In addition, you will also have the option of making supplemental contributions to your account, commission-free. Shares held in OK Invest Direct will be held in book-entry form, where you will avoid the inconvenience, risk, and expense of safekeeping certificates for shares credited to your account. Quarterly statements of account are furnished to you for simplified record keeping.

If you elect to enroll your new shares of Old Kent common stock into OK Invest Direct, we will hold (without interest) the cash you would have received for a fractional share and invest that amount in the Old Kent dividend reinvestment plan at the next investment opportunity.

What Is "Book-Entry" Ownership?

"Book-entry" ownership is a well-established system under which no physical certificates are issued to shareholders. Instead, each shareholder is provided with quarterly statements that reflect the number of shares registered in his or her name on Old Kent's books from time to time. It is the type of system used by popular mutual funds to document and track ownership.

What Are the Advantages of the Book-Entry System?

Some of the benefits of the book-entry systems are that it eliminates (1) problems associated with paper documents, such as the need for safe storage; (2) the requirement for physical movement of certificates at time of sale and the accompanying risk potential for loss; and (3) the possible cost associated with replacing a lost certificate.

Can I Elect to Receive Physical Stock Certificates?

Yes. While we encourage you to enroll in OK Invest Direct or employ the book-entry system rather than physical possession of certificates, you may always elect to receive a physical certificate representing your shares.

Who Can I Call If I Have More Questions?

More information about OK Invest Direct is included in the enclosed prospectus. These questions and answers are incorporated by reference in and form a part of that prospectus. We urge you to read the prospectus carefully. In addition, you may contact Old Kent Bank, our transfer agent, at either of the following phone numbers:

Old Kent Shareholder Services
(616) 771-5482, or
(800) 652-2657 (ext. 771-5482)